SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 8, 2004

Lakeland Bancorp, Inc.

(Exact name of registrant as specified in its charter)

New Jersey	33-27312	22-2953275
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

250 Oak Ridge Road, Oak Ridge, New Jersey	07438
(Address of principal executive offices)	(Zip Code)

973-697-2000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Item 5. Other Events.

As previously disclosed, on October 28, 2003, Lakeland Bancorp (“Lakeland”) entered into an Agreement and Plan of Merger (the “Agreement”) to acquire Newton Financial Corp. (“Newton”). Closing of the planned merger is subject to several conditions, including receipt of regulatory approvals and the approval of the shareholders of both Lakeland and Newton.

The Agreement is also subject to the issuance by a New Jersey court of a declaratory judgment or order reasonably satisfactory to Lakeland confirming that Newton’s currently outstanding shares are validly issued and outstanding. Lakeland insisted upon this condition because although Newton’s shareholders twice approved amendments to Newton’s certificate of incorporation increasing Newton’s authorized shares, certificates of amendment were not filed with the State of New Jersey as required by the New Jersey Business Corporation Act.

Newton has commenced proceedings in New Jersey Superior Court to resolve this matter. Although the State of New Jersey has indicated that it would not object to the declaratory relief sought, the Court has determined that classes of current and former Newton shareholders should be given notice of and the opportunity to be heard with respect to the relief requested by Newton.

The Court has not yet determined a notice and briefing schedule. Thus, independent of regulatory and shareholder approval, the parties are not yet in a position to set a date for closing. Lakeland and Newton have confirmed that they will issue a joint press release announcing the anticipated closing date at least seven days prior to that date.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

LAKELAND BANCORP, INC.

By:	/s/ Roger Bosma
Name:	Roger Bosma
Title:	President and Chief Executive Officer

Date: March 9, 2004